Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of Ardelyx, Inc. of our report dated April 11, 2014 (except for the last paragraph of Note 1, as to which the date is June 18, 2014), with respect to the financial statements of Ardelyx, Inc. included in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-196090) and the related Prospectus of Ardelyx, Inc. for the registration of its common stock. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Ernst & Young LLP

Redwood City, California

June 18, 2014